Exhibit 10.2

TERMINATION AGREEMENT AND AMENDMENT

THIS TERMINATION AGREEMENT AND AMENDMENT (the “Agreement”), is made and entered into as of August 10, 2021 (the “Effective Date”), by and between Fiserv, Inc., a Wisconsin corporation (the “Company”), and Frank J. Bisignano (“Executive”).

WHEREAS, the Company and Executive have entered into an Amended and Restated Employment Agreement, dated January 16, 2019, as amended May 7, 2020 (the “Employment Agreement”), and a Key Executive Employment and Severance Agreement, dated January 16, 2019 (the “KEESA”); and

WHEREAS, the Company and Executive desire to terminate the KEESA in consideration of Executive’s participation in the Fiserv, Inc. Severance and Change in Control Policy (the “Severance Policy”), and to amend the Employment Agreement to reflect the termination of the KEESA.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.    Termination of KEESA. As of the Effective Date, the KEESA is terminated, and shall be considered null and void and of no further effect, with the result that all of the Company’s and Executive’s rights and obligations under the KEESA shall cease to be in effect as of the Effective Date notwithstanding any provision therein that provides that any rights or obligations thereunder survive the termination of the KEESA. Notwithstanding the foregoing, the effectiveness of this Agreement shall be contingent upon the Company’s adoption of the Severance Policy as of the Effective Date.

2.    Amendment of Employment Agreement. As of the Effective Date, the Employment Agreement is amended as follows:

a.    Section 5 is amended in its entirety to read as follows: “Upon a change in control as defined in Code Section 280G, notwithstanding any other provision of this Agreement, if any portion of any payments under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment,” then Executive shall have the option to have the Total Payments to be made to Executive reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed under Section 4999 of the Code. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code. Within 40 days following Executive’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due Executive that will result in an “excess parachute payment” as defined in Section 280G of the Code, Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to Executive (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to this Section 5 and (D) the net after-tax proceeds to Executive, taking into account the tax imposed under Section 4999 of the Code if (x) the Total Payments were reduced in accordance with the first sentence of this Section 5 or (y) the Total Payments were not so reduced; provided, however, that for purposes of determining whether any Total Payments constitute “excess parachute payments,” the opinion of National Tax Counsel shall take into account all available mitigating circumstances and strategies under Section 280G of the Code and the Treasury Regulations promulgated thereunder, including, without limitation, applying the reduction for ‘reasonable compensation’ as described in Treasury Regulation 1.280G-1, Q&A-39, including any applicable reduction for the value of any covenant not to compete applicable to Executive as described in Treasury Regulation 1.280G-1, Q&A-40, and applying the valuation methodology for any applicable nonvested payments described in Treasury Regulation 1.280G-1, Q&A-24(c).

As used in this Agreement, the term “Base Period Income” means an amount equal to Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and Executive. The opinion of National Tax Counsel shall be addressed to the Company and Executive and shall be binding upon the Company and Executive. If such National Tax Counsel opinion determines that there would be an excess parachute payment, then, at Executive’s sole discretion, any payment or benefit determined by such counsel to be includable in Total Payments may be reduced or eliminated as specified by Executive in writing delivered to the Company within thirty days of his receipt of such opinion so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such National Tax Counsel so requests in connection with the opinion required by this Section 5, Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.

The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 5, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

b.    The second sentence of Section 6.5 is hereby amended to read as follows: “For purposes hereof, the term “Separation from Service” shall have the meaning provided under Section 409A of the Code.”

c.    Section 10.2 is hereby amended in its entirety to read as follows: “This Agreement shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by Executive and the Company.”

3.    Contents of Agreement; Waiver of Rights. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, and Executive hereby waives all rights under, any prior or other agreement or understanding between the parties with respect to such subject matter.

4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to conflict of law principles thereof.

5.    Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

6.    Counterparts. The parties hereto may execute this Agreement in multiple counterparts, either manually or by facsimile or other electronic record (including, without limitation, DocuSign), each of which constitutes an original copy of this Agreement and all of which, collectively, constitute only one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FISERV, INC.

By:	/s/ Anthony S. Marino
	Name:	Anthony S. Marino
	Title:	Chief Human Resources Officer

EXECUTIVE:

/s/ Frank J. Bisignano
Frank J. Bisignano

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